Exhibit (10)(aa)

                           CLARK EQUIPMENT COMPANY
                    RETIREMENT PLAN FOR OUTSIDE DIRECTORS

Adopted the 21st day of March, 1994, by action of the Human Effectiveness Committee of the Board of Directors of Clark Equipment Company ("Clark").

1. Statement of Purpose

1.1 This Plan is adopted in order to encourage and reward long-term service on the Board of Directors of Clark by those Directors who are not employees of Clark and whose loyal service on the Board is of great benefit to the Company.

2. Definitions

Whenever used in this Plan the following terms shall have the following meanings:

2.1 "Board of Directors" or "Board" means the Board of Directors of the Company.

2.2     "Company" means Clark Equipment Company.

2.3     "Director" means a member of the Board of Directors of the Company.

2.4 "Outside Director" means a Director who is not an employee of the Company or any of its subsidiaries.

2.5 "Plan" means the Clark Equipment Company Retirement Plan for Outside Directors, as set forth herein.

2.6 "Retired Director" means a Director who is eligible for Retirement Benefits in accordance with the terms of the Plan.

2.7 "Retirement" means ceasing to be a Director and qualifying for Benefits under the Plan.

2.8 "Retirement Benefits" or "Benefits" means the amounts payable under the Plan to a Retired Director.

2.9 "Service" means the continuous period of time that the Director has served as an Outside Director. Service will be credited at the rate of 1/12 year for each month (or fraction of a month) served as an Outside Director, including any such time accrued prior to the effective date of this Plan. No service will accrue under this Plan for any Outside Director who is entitled to any benefits from any other pension plan sponsored, maintained or contributed to by the Company or any of its subsidiaries.

3. Eligibility. In order to be eligible for Retirement Benefits, the Director must, at the time that he or she ceases to be a Director, be an Outside Director, be at least 65 years of age and have at least five years of Service.

4. Benefit Amount. The Retirement Benefits payable to a Director will be paid monthly in installments equal to one-twelfth (1/12th) of the annual cash retainer in effect for such Director (excluding Board and Committee meeting fees) immediately preceding his or her separation from service on the Board of Directors.

5. Benefit Commencement and Duration. The payment of Retirement Benefits will begin with the first month following the later of the Director's 70th birthday or his or her separation from Service on the Board and will continue until the earlier of (a) the completion of the payment of the number of monthly payments equal to the number of months of Service that the Director had at the time of his or her Retirement,
       (b) the death of the Retired Director, or (c) such time as the Human Effectiveness Committee of the Board reasonably determines that the Retired Director has violated the provisions of Section 11 or
       Section 12 of this Plan.

6. Source of Benefits. The Benefits payable under this Plan will be paid by the Company to the Retired Director.

7. Interpretation and Administration. The Plan will be interpreted and administered by the Human Effectiveness Committee of the Board, which shall determine eligibility for and amount, and authorize the payment, of Retirement Benefits.

8. Inalienability. The Benefits payable pursuant to this Plan are payable solely to the eligible Retired Director. No right or title to, or other interest in, such Benefits shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge shall be void.

9. Incompetency. In the event that a Retired Director shall be determined by a court to be incompetent to look after his or her own affairs, any Benefits payable under the Plan to such Retired Director shall be paid to the guardian, conservator, committee or other legal representative appointed for him or her by such court.

10. No Right to Continue. Nothing contained herein shall be construed to confer on any Director the right to continue to be nominated as a Director, or to serve as a Director, of the Company.

11. Confidentiality. No benefits will be payable pursuant to this Plan to any Retired Director who uses, discloses, gives, sells, publishes or otherwise divulges to any person, firm or corporation any confidential information regarding the Company, VME Group N.V., or any of their subsidiaries, affiliates or joint venture companies. The term "confidential information" shall include but not be limited to any aspect of such companies' business, trade secrets, strategies, potential acquisitions or divestitures, discussions relating to acquisitions or divestitures, financial statements or other financial information, employee relations and employee compensation information, forecasts, operations, business plans, product marketing and sales, prices, discounts, products, product specifications, designs, plans, processes, data and know-how, ideas, technical information and intellectual property, except such information as is otherwise made publicly available by such companies.

12. Non-Compete. No benefits will be payable pursuant to this Plan to any Retired Director who engages in any manner in competition with the Company, VME Group N.V., or any of their subsidiaries, affiliates or joint venture companies anywhere in the world with respect to any aspect of the business which at any time is being conducted by the Company or any of such other companies (collectively, the "Business"), including without limitation, the design, manufacture, sale or distribution of products or the providing of services which are similar to or competitive with those of any of such companies, or becoming a director, employee or representative of any person, firm or company which engages in such activity in competition with the Business.

13. Effective Date. This Plan shall become effective when adopted by the Human Effectiveness Committee of the Board and shall apply to those eligible Outside Directors whose Service on the Board terminates on or after such date.

























3.9.94